Exhibit 99.1

May 06, 2008 04:22 PM Eastern Daylight Time

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CIT Declares Preferred Dividends

NEW YORK—(BUSINESS WIRE)—CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company’s Series A preferred stock, $1.2972500 per share on the Company’s Series B preferred stock, and $0.6076389 per share on the Company’s Series C preferred stock. The preferred stock dividends are payable on June 16, 2008 to holders of record on May 30, 2008.

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About CIT

CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its centennial throughout 2008. www.cit.com.

Contacts

CIT Group Inc.
Media Relations:
C. Curtis Ritter, 212-461-7711
Director of External Communications & Media Relations
curt.ritter@cit.com
or
Investor Relations:
Ken Brause, 212-771-9650
Executive Vice President
ken.brause@cit.com